Exhibit 99.1

FOR IMMEDIATE RELEASE

OMEGA HEALTHCARE AGREES TO SELL $200 MILLION OF 7% SENIOR NOTES

Timonium, Maryland (March 16, 2004).  Omega Healthcare Investors, Inc. (NYSE:OHI) announced today that it has agreed to sell $200 million aggregate principal amount of 7% senior notes due 2014 (the “Notes”) in a private placement. The Notes will be unsecured senior obligations of Omega and will be guaranteed by Omega's subsidiaries. The Notes have not been registered under the Securities Act of 1933, as amended (the “Act”). Accordingly, the Notes may not be offered or sold in the U.S. or to U.S. persons absent registration or an applicable exemption from registration under the Act and applicable state securities laws.

Omega is a Real Estate Investment Trust investing in and providing financing to the long-term care industry. At December 31, 2003, Omega owned or held mortgages on 211 skilled nursing and assisted living facilities with approximately 21,500 beds located in 28 states and operated by 39 third-party healthcare operating companies.

This announcement includes forward-looking statements. All forward-looking statements included herein are based on information available to the Company on the date hereof. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) conditions in the capital markets that may affect the ability to complete the offering described, and satisfaction of customary closing conditions; (ii) uncertainties relating to the business operations of the operators of the Company's properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (iii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iv) changes in the financial position of the Company's operators; and (v) other factors identified in Omega's Annual Report on Form 10-K and other  filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such statements only speak as of the date hereof and the Company assumes no obligation to update such forward-looking statements.

CONTACT: Omega Healthcare Investors, Inc.

Bob Stephenson, CFO, 410-427-1700

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